UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 9, 2025, the Hartman Group distributed the following letter to shareholders:

June 9, 2025

Dear Silver Star Shareholder,

Silver Star’s Board is entrenched and in a desperate attempt to retain control have violated the law. This information is appalling in its’ brazen lawlessness. Even I, after all I’ve seen of Silver Star’s Executive Committee legal warfare, obfuscation, missteps, and untruths, am shocked at the following.

Silver Star has released a press statement that the Inspector has completed the vote count of the 2023/2024 Consent Solicitation to shareholders. The press release is intentionally misleading as it does not include the Consent Revocation by the Hartman Group. The Hartman Group received revocations from shareholders representing approximately 30% of outstanding shares. If Silver Star’s assertion of obtaining consent from shareholders holding 51% of outstanding shares is even true, that would mean they may have obtained the support of only 21% of outstanding shares after all revocations are considered. It is possible that approximately 30% of revocations obtained relates to some shareholders that did not vote, but we do not think holders of 51% of Silver Star’s outstanding shares supported this vote, and we believe for Silver Star to say so is simply untrue.

Silver Star Executive Board publicly lied and misled shareholders with a purported “victory” we believe based on their disregard of the revocations, and concealment of the actual results. They have filed a Form 8-K with the SEC with their falsified Consent Solicitation election results, adding to their long list of regulatory violations. Silver Star Executive Board lie and mislead again and again with shameless abandon and do not deserve the benefit of doubt or our trust. Our investment has become a company run by lawyers for their own benefit. This will end.

Sincerely,

Al Hartman

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.